Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Diplomat Pharmacy, Inc.

Flint, Michigan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-199244) of Diplomat Pharmacy, Inc. (the “Company”) of our reports dated March 8, 2017, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016.

/s/ BDO USA, LLP

Troy, Michigan
March 8, 2017